EXHIBIT 23(a)

                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Fleet Financial Group, Inc.:

We consent to the use of our report incorporated by reference in the Fleet Financial Group, Inc. Annual Report on Form 10-K for the year ended December 31, 1994, as amended by an Amendment on Form 10K/A dated April 28, 1995, which is incorporated by reference herein and to the reference to our firm under the heading "Experts." Our report refers to a change in the method of accounting for investments in debt and equity securities.


                                          /s/ KPMG PEAT MARWICK LLP


Providence, Rhode Island
January 19, 1996